Exhibit 10.5



                             THIRD AMENDMENT TO THE
                MANAGEMENT SERVICES AGREEMENT DATED APRIL 1, 2003
                         AND AMENDED ON NOVEMBER 1, 2003
                              AND ON MARCH 1, 2004
                    BETWEEN ADVANCED IMAGING SYSTEMS, LLC AND
                               THE PARK VIEW GROUP

ADVANCED IMAGING SYSTEMS, LLC (THE "COMPANY"), a Delaware limited liability company having its principal place of business in Ft. Lauderdale, Florida and THE PARKVIEW GROUP, INC. ("Parkview"), a Delaware corporation having its principal place of business in Boca Raton, Florida, hereby agree to amend the Management Services Agreement (the "Agreement") dated April 1, 2003 and previously amended on November 1, 2003 and March 1, 2004 between them as follows:

      4. Remuneration. The consideration to be paid by the Company to Parkview for services rendered hereunder shall be as follows: The Company shall pay Parkview a cash retainer of $4,000 per month, payable each month in four (4) equal weekly installments of $1,000 each, commencing January 3, 2005 and continuing through the term of this Agreement, plus reimbursement of all reasonable expenses, as provided for in paragraph 5. of this Agreement.

      5. Reimbursement of Expenses. The Company shall reimburse Parkview for its out-of-pocket expenses incurred in the performance of its services hereunder. However, each expense exceeding $100.00 shall require prior approval by the Company.

IN WITNESS WHEREOF, the Company and Parkview have executed this Amendment as of January 3, 2005.

ADVANCED IMAGING SYSTEMS, LLC

By: /s/ C. LEO SMITH
    -------------------------------
    C. Leo Smith, The Manager

THE PARKVIEW GROUP, INC.

By: /s/ ALICIA M. LASALA
    -------------------------------
    Alicia M. LaSala, President